Exhibit 99.1

FOR IMMEDIATE RELEASE

NYRT Announces 104,000 Square Feet of Leasing at Worldwide Plaza

New York, New York, April 27, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a publicly traded real estate investment trust (“REIT”), announced today that it has completed two new, long-term leases totaling approximately 104,000 square feet at Worldwide Plaza (of which NYRT’s pro rata share is approximately 51,000 square feet). These leases include Rubenstein Public Relations for two full floors of office space totaling approximately 68,000 square feet and a new gym concept from David Barton for approximately 35,000 square feet in the former Bally's Fitness space. With these two new leases, occupancy at Worldwide Plaza has risen to 98.2%.

Worldwide Plaza was built in 1989 and is comprised of a 49-story, Class-A office building containing approximately 1.8 million square feet of office space, approximately 30,000 square feet of retail space, a five-stage off-Broadway theater, a fitness center and a parking garage providing 475 parking spaces.

"We are very proud to announce these most recent leasing transactions consisting of a combined 104,000 square feet at Worldwide Plaza, one of the best known Class-A properties in Manhattan," said Michael Happel, Chief Executive Officer and President of NYRT. “Over the past year we have welcomed both Shanken Communications and CBS Broadcasting to the property which, in combination with the latest additions, reflects strength in tenant demand. Since acquiring the property in October 2013, we have increased occupancy from 91% to just over 98% and are in active talks to lease the remaining vacancy."

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust (“REIT”) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel Chief Executive Officer and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Gregory W. Sullivan Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary New York REIT, Inc. gsullivan@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations /Public Relations abackman@arlcap.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600